EXHIBIT 99.1

Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com

Press Contacts:	Glenn Jasper or Denny Bilter CIENA Corporation (410) 865-8677 email: pr@ciena.com

FOR IMMEDIATE RELEASE
CIENA Anticipates Fourth Quarter Revenue of $367.8 Million, Expects Adjusted
Net Income in a Range of $0.04 to $0.06 per Diluted Share
Announces Operational Adjustments and Associated Restructuring Charges, and
Expected Goodwill Reduction Charge

LINTHICUM, Md. – November 12, 2001 – CIENA® Corporation (NASDAQ: CIEN) today announced preliminary unaudited results for its fiscal fourth quarter ended October 31, 2001. The Company anticipates revenue of $367.8 million for its fourth fiscal quarter, representing an increase of approximately 27 percent as compared to the same period a year ago when the Company reported revenue of $287.6 million.

CIENA expects that adjusted net income per diluted share for the fourth fiscal quarter, after excluding a goodwill impairment charge, estimated restructuring costs, deferred stock compensation charges, payroll taxes on stock option exercises and amortization of intangibles and goodwill, will be in a range of $0.04 to $0.06. Consensus of First Call estimates for CIENA’s fourth quarter was for $0.04 adjusted net income per diluted share.

The Company also announced an immediate workforce reduction of approximately 380 employees, or approximately 10 percent of its total workforce. The workforce reduction will be concentrated in its manufacturing operations staff. Affected employees will be paid through January 10, 2002 and will be eligible for additional severance packages. They also will receive outplacement assistance and training. CIENA indicated that the restructuring charge of between $5 to $6 million associated with the workforce reduction action would be recorded in its first fiscal quarter 2002.

CIENA announced that it will consolidate certain facilities related to business activities that are being restructured. As a result, the Company expects to record a restructuring charge of approximately $15 to $16 million in its fourth fiscal quarter of 2001, relating to lease terminations and non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements.

“The decision to reduce our manufacturing operations was a difficult, but necessary one,” said Gary Smith, CIENA’s president and CEO. “As a result of our continued efforts to improve manufacturing efficiencies, the greater availability of cost-effective optical manufacturing outsourcing options, and our customers’ changing spending patterns, we no longer required as much in-house manufacturing capacity to keep up with our customers’ demand.”

In addition, as part of its review of financial results for fiscal 2001, CIENA has performed an assessment of the carrying value of its long-lived assets to be held and used, including significant amounts of goodwill recorded primarily in connection with its acquisition of Cyras Systems, Inc. Based on the amount by which the carrying amount of certain assets exceed their current fair value, the Company expects to record a charge of approximately $1.7 billion to reduce goodwill during the fourth quarter of fiscal 2001.

“Because of CIENA’s exclusive focus on next-generation optical networking equipment and our diverse and growing customer base, we continue to believe that we are better positioned than most to navigate our business through these turbulent times for the telecom equipment industry,” said Smith. “We believe that it is critical, now more than ever, to continue to invest in our business; in technology and product development and in broadening our sales channels.”

“Tough economic times often provide the opportunity for the strong to get stronger — for leaders to extend their lead,” concluded Smith. “The steps we’re announcing today, in addition to ongoing expense management and continued strategic investment, will help to ensure CIENA’s long-term financial health and our role as a leader in the optical networking industry.”

CIENA expects to report final fourth quarter results on Thursday, December 13, 2001.

     Live Web Broadcast of Preliminary Q4 Results and Operational Changes Discussion

     In conjunction with this announcement, CIENA will host a discussion of its preliminary fiscal fourth quarter results and the operational changes announced today with investors and financial analysts on Monday, November 12, 2001 at 8:45 AM (Eastern). The live broadcast of the discussion will be available via CIENA’s homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA’s website at: www.CIENA.com/investors.

ABOUT CIENA

CIENA Corporation’s market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.

NOTE TO CIENA INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, include the following: that the Company anticipates revenue of $367.8 million for its fourth fiscal quarter; that CIENA expects that adjusted net income per diluted share for the fourth fiscal quarter, after excluding a goodwill impairment charge, estimated restructuring costs, deferred stock compensation charges, payroll taxes on stock option exercises and amortization of intangibles and goodwill, will be in a range of $0.04 to $0.06; that the restructuring charge of between $5 to $6 million associated with its workforce reduction action will be recorded in CIENA’s first fiscal quarter 2002; that CIENA will consolidate certain facilities related to business activities that are being restructured; that the Company expects to record a restructuring charge of approximately $15 to $16 million in its fourth fiscal quarter of 2001, relating to lease terminations and non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements; that the Company expects to record a charge of approximately $1.7 billion to reduce goodwill during the fourth quarter of fiscal 2001; that because of CIENA’s exclusive focus on next-generation optical networking equipment and the Company’s diverse and growing customer base, the Company continues to believe that it is better positioned than most to navigate its business through these turbulent times for the telecom equipment industry; that it is critical, now more than ever that the Company, to continue to invest in its business; in technology and product development and in broadening sales channels; that the steps announced today, in addition to ongoing expense management and continued strategic investment, will help to ensure CIENA’s long-term financial health and the Company’s role as a leader in the optical networking industry; and that CIENA expects to report final fourth quarter results on Thursday, December 13, 2001. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2001. Forward looking statements also include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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